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                                                                  Exhibit 23.2



                         CONSENT OF INDEPENDENT AUDITORS



To the Board of Directors
Forest Oil Corporation


We consent to the incorporation by reference in the Registration Statement on Form S-3 of Forest Oil Corporation of our report dated February 1, 1996 relating to the consolidated balance sheets of ATCOR Resources Ltd. at December 31, 1995 and 1994, and the consolidated statements of earnings and retained earnings and changes in financial position for each of the years in the three year period ended December 31, 1995, which report appears in the Current Report on Form 8K/A of Forest Oil Corporation, dated January 28, 1997, and to the reference to our firm under the heading "Experts" in the prospectus.




                                       PRICE WATERHOUSE


Chartered Accountants
Calgary, Alberta
July 8, 1997












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